EMPLOYMENT AGREEMENT

This **EMPLOYMENT AGREEMENT** (this "Agreement") is dated as of October 1st , 2013 by and between Kibush Capital Corp., a Nevada corporation (the "Company"), and Warren Sheppard (the "Executive").

WHEREAS, the Company wishes to employ the Executive as President of the Company and the Executive wishes to work as President of the Company; and

WHEREAS, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

§1. **EMPLOYMENT**. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

§2. **DUTIES.** The Executive shall be employed as President of the Company. The Executive shall be responsible for the management of Company's operations and shall have such responsibilities and duties as are customarily associated with such position. Executive shall also be a member of the Board of Directors. The Executive agrees to devote his full time and best efforts to the performance of his duties to the Company. The foregoing shall not be construed to prohibit the Executive from engaging in activities relating to serving on civic and charitable boards or committees, and managing his personal investments, provided that such activities do not significantly interfere or conflict with the performance by the Executive of his duties, responsibilities, or authorities hereunder.

§3. **TERM**. The Executive's initial term of employment hereunder shall commence on the date hereof (the "Commencement Date") shall continue until the five (5) year anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated pursuant to §6 hereof, and, if not so earlier terminated, shall be automatically renewed for an additional two (2) year term (a "Renewal Term") thereafter unless written notice to the contrary is provided by Executive at least ninety (90) days prior to the expiration of the Initial Term or Renewal Term or employment is terminated pursuant to §6 hereof.

§4. **COMPENSATION AND BENEFITS.** In consideration for the Executive's services hereunder, the Company shall compensate the Executive as follows:

(a) **Base Salary.** Until the termination of the Executive's employment hereunder, the Company shall pay the Executive, in accordance with the Company's payroll practices, a base salary (the "Base Salary"). The Base Salary will be paid at an annual rate of $250,000.00. Executive's Base Salary may not be decreased except in connection with a reduction in the salaries of all executives and similar administrative employees of the Company.

(b) **Alternative Payment.** In the event the Company is unable to pay all or a portion of the Base Salary on or prior to the applicable fiscal year end, the Company shall

issue shares of its common stock to the Executive in an amount equal to three times (3x) the amount of unpaid Base Salary. Such shares shall be priced at the closing price of the common stock, as reported on the OTCQB, on the final day of the fiscal year.

(c) **Bonus Incentives.** The Executive shall be entitled to receive a bonus for every successful acquisition of a new material subsidiary or material business, reasonably valued at an amount greater than $1,000,000. The bonus will be payable upon the closing of each such acquisition. The bonus will be equal to $150,000 and shall be payable in shares of common stock priced at the closing price of the common stock, as reported on the OTCQB, on the day of the closing of the acquisition.

(d) **Vacation and Holidays.** As of the Commencement Date, the Executive will be entitled to accrue three (3) weeks' vacation per year, which may be carried over from year to year, provided however, that in no event may Executive have more than nine (9) weeks of accrued vacation at any time. Executive shall not be entitled to take more than three (3) weeks of vacation at any one time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Any accrued and unused vacation (up to the nine weeks maximum), will be paid out to the Executive upon termination. The Executive will also be eligible, as of the Commencement Date, for paid holidays provided to the Company's executive employees.

(e) **Benefits.** Executive shall receive and be eligible to participate in the Company's benefit programs in effect for other executives of the Company as in effect from time to time, on and after the Commencement Date. The amount, eligibility, and extent of the benefits shall be governed by the applicable benefit plan or program.

§5. **EXPENSES.** The Company shall reimburse the Executive for all reasonable business travel expenses authorized by the Company and reasonably and necessarily incurred by the Executive in the performance of his duties, responsibilities, and authorities hereunder.

§6. **TERMINATION.** The Executive's employment hereunder shall commence on the Commencement Date and continue until the earlier of (i) the expiration of the Initial Term, and any extension of such term pursuant to §3, and (ii) the occurrence of any of the following:

(a) **Death or Disability.** The Executive's employment shall terminate upon the death of the Executive during the term of his employment hereunder or, subject to applicable law, at the option of the Company, in the event of the Executive's disability, upon thirty (30) days' written notice. The Executive shall be deemed disabled if an independent medical doctor certifies that the Executive has for ninety (90) consecutive or non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered him unable to perform the essential functions of his job duties with or without reasonable accommodation. The Executive will cooperate in submitting to a medical examination for the purpose of certifying disability under this §6(a) if necessary.

(b) **For Cause.** The Company may terminate the Executive's employment for "Cause" immediately upon written notice by the Company to the Executive. For purposes of this Agreement, "Cause" shall mean:

(i) the Executive has committed any act of fraud, embezzlement, misappropriation or theft in the course of the Executive's employment with the Company;

(ii) the Executive has violated any federal, state or local law, ordinance, rule or regulation (other than minor traffic violations or similar offenses) in the course of Executive's employment with the Company that is materially detrimental to the Company's business, reputation, or goodwill;

(iii) the Executive has been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude while employed by the Company; or

(iv) the Executive has (A) failed to perform his job duties and responsibilities under this Agreement or (B) breached any material provision under this Agreement or any of the Company's written policies, and such failure or breach is not cured within thirty (30) days after the Company provides written notice to Executive of such failure.

(c) **Termination without Cause.** The Company may terminate the Executive's employment without cause at any time with thirty (30) days' prior written notice to the Executive.

(d) **Termination by Executive for Good Reason.** Subject to the Company's right to cure as set forth in the last sentence of this §6(d), the Executive may terminate his employment for Good Reason at any time upon thirty (30) days' prior written notice to the Company. Good Reason shall mean the following:

(i) any reduction, without his consent, in the aggregate Base Salary, other compensation and benefits owed to the Executive (as specified herein), taken as a whole;

(ii) a change in title or duties inconsistent with Executive's position that materially reduces the Executive's position with the Company;

(iii) any relocation, without his consent, of the Executive's primary office; or

(iv) any material breach of this Agreement by the Company.

To terminate his employment for Good Reason, the Executive must provide notice to the Company of the Good Reason condition within sixty (60) days of the initial existence of the condition, upon

which, the Company shall have a period of thirty (30) days to cure. The Executive must terminate his employment with the Company within ninety (90) days of the initial existence of the condition to terminate for Good Reason.

(e) **Termination by Executive without Good Reason.** The Executive may terminate his employment at any time without good reason upon thirty (30) days' prior written notice to the Company.

Rights and Remedies on Termination. Upon the termination of Executive's employment in accordance with §6, the Company shall be required to pay only for (A) any unpaid Base Salary due for the period prior and through the date of termination, (B) the Executive's accrued and unused vacation days through the date of termination, and (C) following submission of proper expense reports by the Executive, reimbursement for all expenses properly incurred in accordance with §5 of this Agreement, prior to the date of termination (the items set forth in the foregoing clauses (A), (B) and (C), collectively, the "Accrued Benefits"), and all obligations of the Company to pay salary and other payments to the Executive hereunder shall terminate effective as of the date of such termination.

§7. **CONFIDENTIAL INFORMATION, NON-SOLICITATION, NON DISPARAGEMENT; THIRD-PARTY INFORMATION.**

(a) **Confidentiality.** The Executive recognizes and acknowledges that he has acquired and will acquire confidential, proprietary and trade secret information concerning the Company, and its subsidiaries and affiliates (including its shareholders), including, without limitation, the identities, contact information, purchasing patterns, contracts and terms of contracts of customers, merchants, vendors or suppliers and agents, pricing policies, methods of operation, proprietary computer programs, sales, profit, cost and other financial information, market information, business strategies, employee information, technical processes, information processing standards and practices, customer service and service quality standards, trade secrets and other confidential information about customers, merchants, vendors or suppliers (hereinafter called "Confidential Information"). All Confidential Information is a legitimate protectable interest of the Company. The Executive shall not, during or after his term of employment, use or disclose any Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder and for the benefit of the Company or as required by law. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, or upon request of the Company at any time, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to any Confidential Information. The Executive further agrees that upon termination of the Executive's employment with the Company, the Executive will execute a termination certificate, certifying the return of all Confidential Information. The Executive will not, at any time during or after his employment with the Company, use, copy, publish, summarize, or remove from the Company's premises Confidential Information, except during his employment to the extent necessary to carry out his duties and responsibilities.

(b) **Non-Solicitation.** The Executive hereby agrees that from the Commencement Date through the two year anniversary of the date of the termination of the Executive's employment with Company, the Executive will not (i) directly or indirectly, as agent, executive, consultant, representative, stockholder, manager, partner, or in any other capacity, employ or engage, or recruit or solicit the services of, or otherwise contact for the purpose of offering employment or engagement to, any person who is employed or engaged by the Company or had been employed by or engaged by the Company within one year prior to such engagement, recruitment or solicitation; or (ii) directly or indirectly take away, on behalf of himself or any other person or entity, the business of any customer, merchant, vendor or supplier of the Company. The Executive acknowledges that the duration set forth in this §7(b) is reasonable in scope; provided, however, if at any time the provisions of this §7(b) shall be finally determined to be invalid or unenforceable by a court of competent jurisdiction, the parties hereby agree that the court making the determination of invalidity or unenforceability will have the power to reduce the duration of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. As used in this §7(b) "Person" means a corporation, an association, a partnership, an organization, a business, a limited liability company, an individual, a government or political subdivision thereof or a governmental agency. The Executive agrees that the restrictive covenants contained in this §7(b) shall be enforceable whether the Executive's employment is terminated by Executive or the Company.

(c) **Non-Disparagement.** In consideration of Executive's services hereunder and the compensation and benefits to be paid or provided to the Executive by the Company, each party hereto agrees that it or he will not, during or after the term of Executive's employment hereunder, make any statement or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to the other party hereto or its or his stockholders, directors, officers, employees, agents or representatives, as applicable. However, nothing in this §7(c) shall prohibit any party from testifying truthfully in any proceeding or providing truthful information as legally required to provide such information.

(d) **Third-Party Information.** The Executive acknowledges that the Company received and in the future will receive from third parties said third parties' confidential information, subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive will treat such information in a manner consistent with the Company's agreement with such third parties, and without limiting the foregoing, the Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in his assigned duties for the benefit of the Company, any such confidential information.

(e) **Representations and Warranties.** The Executive represents and warrants that (i) his employment with the Company does not and will not breach any agreements with or duties to a former employer or any other third party; (ii) the Executive has no obligations inconsistent with the terms of this Agreement or with his undertaking a relationship with the Company, and the Executive will not enter into any agreement in conflict with this Agreement;

(iii) there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between the Executive and any other person or entity. The Executive agrees that he will promptly inform the Company if he becomes aware of any fact that would cause his representations and warranties above to be false.

§8. **GENERAL.**

(a) **Notices.** All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §8(a):

If to the Company, to:

Kibush Capital Corp.
c-10 Union Avenue
Lynbrook, NY 11563

If to the Executive, to:

Warren Sheppard
Po Box 3170,
Doncaster East,
Victoria, Australia 3106.

Any such written notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed as described above, and (iv) if sent by facsimile, upon generation of a transmission report by the machine from which the facsimile was sent which indicates the date that the facsimile was sent if sent during normal business hours on any business day, otherwise on the next business day following the generation of such report.

(b) **Rights Cumulative.** The rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies.

(c) **Survival of Obligations.** Termination of this Agreement or the Executive's employment shall not affect the Executive's continuing obligations as set forth in this Agreement.

(d) **Severability.** If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(e) **Waivers**. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise or any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) **Withholding**. All amounts payable by the Company to the Executive hereunder may be reduced prior to the delivery of such payment to the Executive by an amount sufficient to satisfy any applicable federal, state, local or other tax withholding requirements.

(g) **Counterparts**. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) **Assignment**. The Executive agrees that the Company may assign to another person or entity that succeeds to the business of the Company any of the Company's rights under this Agreement, provided that the Company shall remain fully liable for all of its obligations hereunder. The Executive may not assign his obligations under this Agreement.

(i) **Assigns**. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and permitted assigns of each of the parties hereto.

(j) **Entire Agreement; No Oral Modification**. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

(k) **Governing Law**. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of New York.

(l) **Section 409A**. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance issued thereunder ("Section 409A"), or shall comply with the requirements of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a "deferral of compensation" within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute "non-qualified deferred compensation" within the meaning of Section 409A upon or following a termination of the Executive's employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service" within the meaning of Section 409A. For purposes of Section 409A, each payment under this Agreement to the Executive (including any installment payments) shall be deemed a separate payment. With respect to any expense reimbursement

provided pursuant to this Agreement (i) the expenses eligible for reimbursement must be incurred during the term of employment, (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year, (iii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Executive's termination of employment, the Executive is deemed to be a "specified employee" within the meaning of Section 409A, any payments or benefits due upon a termination of the Executive's employment under any arrangement that constitutes a "deferral of compensation" within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six months and one day after the Executive's separation from service for any reason other than death, and (y) the date of the Executive's death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(m) **Executive Acknowledgment**. The Executive has had the opportunity to consult legal counsel in regard to, and has read and understood, this Agreement. The Executive is fully aware of its legal effect, and has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained herein.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date and year first above written.

By: ______________________
Name: Warren Sheppard
Title: Chief Executive Officer

____
Warren Sheppard